Blazzard, Grodd & Hasenauer, P.C.
943 Post Road East
Westport, CT 06880
(203) 226-7866


April 30, 1998



Board of Trustees
AGA Series Trust
5555 San Felipe, Suite 900
Houston, TX 77056

     Re: Opinion of Counsel - AGA Series Trust, formerly WNL Series Trust


Ladies and Gentlemen:

You have requested our Opinion of Counsel in connection with the filing with the
Securities  and  Exchange   Commission  of  a  Post-Effective   Amendment  to  a
Registration Statement on Form N-1A with respect to AGA Series Trust, formerly WNL Series Trust.

We have made such examination of the law and have examined such records and documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

We are of the following opinions:

     1. AGA Series Trust, formerly WNL Series Trust ("Trust")is a valid and existing unincorporated voluntary association, commonly known as a business trust.

     2. The Trust is a business Trust created and validly existing pursuant to the Massachusetts Laws.

     3. All of the prescribed Trust procedures for the issuance of the shares have been followed, and, when such shares are issued in accordance with the Prospectus contained in the Registration Statement for such shares, all state requirements relating to such Trust shares will have been complied with.

     4. Upon the acceptance of purchase payments made by shareholders in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such shareholders will have legally-issued, fully paid, non-assessable shares of the Trust.

You may use this opinion letter, or a copy thereof, as an exhibit to the Registration.

We consent to the reference to our Firm under the caption "Legal Counsel" contained in the Statement of Additional Information which forms a part of the Registration Statement.

Sincerely,

BLAZZARD, GRODD & HASENAUER, P.C.



By:   /S/ RAYMOND A. O'HARA III
      -------------------------
       Raymond A. O'Hara III